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                                                                   Exhibit 10.64

[RPI LOGO]

May 10, 1999                                                        CONFIDENTIAL
                                                                    ------------


Wayne Cowens, M.D.
PO Box 1042
Tiburon, CA  94920

Dear Wayne,

     This letter is intended to confirm the terms of employment offered to you by Ribozyme Pharmaceuticals, Inc. ("RPI"), and acknowledge your acceptance of employment on the terms detailed below.

     The key terms are as follows:

Start Date:           July 1, 1999

Title:                Vice President of Clinical and Regulatory Affairs and
                      Corporate Officer

Reporting To:         CEO and President

Base Salary:          $ 18,750 a month which calculates to $ 225,000 a year.

Benefits:             You will be eligible for the following benefits, among
                      others, offered by RPI at this time in accordance with eligibility periods reflected in the policies covering each benefit. The Company reserves the right to revise, add, or rescind any benefits at any time.

Cash Bonus:           Up to $45,000 in 1999 (20% of base salary); not prorated

Stock Options:        100,000 options on RPI Common Stock (half vest annually
                      over 5 years; half vest upon achievement of mutually agreed goals; option exercise price = price of RPI Common
                      Stock on employment Start Date)

Equity Participation: Option to participate in RPI's Stock Purchase Plan when eligible (within 6 months of Start Date). The Plan allows the purchase of RPI stock for a set period of time at a 15% discount to the market price on the date of enrollment in the plan.

Loan: Up to $150,000 no interest loan if requested, forgivable over 5 years at a rate of 20% per year; grossed up for taxes. If terminated for cause or by resignation prior to 5 years, the loan balance will be due in full; if terminated because of a RIF or change of control, one half of the remaining balance must be repaid at an annual rate of $15K per year.
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Wayne Cowens, M.D.
Agreement - Page Two



Severance:             If terminated because of RIF, six months severance will
                       be paid.

Medical Insurance:     Health and major medical insurance covering the employee,
                       spouse and dependents (as defined under the policies of such insurance) under a plan maintained by RPI.

Section 125 Flex Plan: Participation in RPI's Flexible Spending Account which allows employees to pay for out of pocket medical and dependent care with pre-tax dollars. RPI currently funds a portion of dependent care and medical each month for each employee.

Life Insurance:        200% of annual earnings, with $250,000 maximum.

Long-Term Disability:  60% of predisability earnings to annual maximum of
                       $72,000, with 90-day elimination period.

Short-Term Disability: 60% of predisability earnings, with 14-day elimination period.

Retirement Program:    Participation in a 401(k) plan which may include annual
                       discretionary matching in Company stock if approved by the RPI Board of Directors. Matching contributions vest annually over three years of service. (Six months of service required, January 1, April 1, July 1 and October
                       1 entry dates.)

Vacation/Sick Days/
Holidays:              Vacation policy of 20 days per calendar year with no
                       carry-over, and 5 personal/sick days per calendar year, with no carry-over. Normal legal and RPI holidays observed.

Moving Expenses:       All reasonable out of pocket moving expenses will be
                       reimbursed; including broker fees. house hunting trips included; closing costs covered, and grossed up for taxes, including broker fees. Interim housing (furnished apartment) of up to three months will be covered if necessary. If closing on a house in Boulder before the start date, RPI will pay the mortgage payments through August 1, 1999.

Non-Disclosure
Agreement:             Attached as Exhibit A, for execution.
                       Assignment of

Inventions:            Attached as Exhibit B, for execution.

Terms of Employment:   Your employment is at-will, that is you are free to
                       resign and RPI is free to terminate your employment, at any time, without notice, procedure or formality, and for any reason or for no reason. No promises whatsoever have been made to you concerning any term, condition, or aspect of employment with RPI, and no representative of the Company has any authority to make any agreement to the contrary.

     Please sign this procedure, or agreement, the attached Exhibits A & B, and return the Exhibits and one signed original offer letter to me, acknowledging your acceptance of these terms of employment. This offer will expire unless signed and accepted by you within fifteen days of the date of this letter.
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Wayne Cowens, M.D.
Agreement - Page Three


     We are excited about the prospect of your joining RPI and look forward to a very rewarding relationship.

Sincerely,


/s/ Ralph E. Christoffersen, Ph.D.
----------------------------------
    Ralph E. Christoffersen, Ph.D.
    CEO and President


Agreed and accepted to this day of:

Date:       May 24, 1999
            ------------

Signature:  /s/ J. Wayne Cowens, M.D.
            -------------------------

Name:           J. Wayne Cowens, M.D.

cc: L. Bullock, P. Ketchner